Exhibit 10.1

Amendment to

Amended and Restated Non-Competition, Non-Solicitation & Severance Benefit

Agreement

This Amendment (“Amendment”), dated May 24, 2022, amends that certain Amended and Restated Non-Competition, Non-Solicitation & Severance Benefit Agreement (“Agreement”), dated September 12, 2017 between Choice Hotels International, Inc. (“Choice”), a Delaware corporation with principal offices at 1 Choice Hotels Circle, Rockville, Maryland 20850, and Patrick Pacious (“Employee”).

WHEREAS, Choice and Employee desire to amend the Agreement as provided herein;

NOW, THEREFORE, in consideration of the promises contained in this Amendment, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2. Term. The initial term of this Agreement shall be for a period commencing on September 12, 2017 and will remain in effect until December 31, 2027. The term of this Agreement shall be automatically extended for a five year period on December 31, 2027 and each subsequent five year anniversary thereafter, unless and until Choice or the Employee provides written notice to the other party in accordance with Section 10 hereof not less than one hundred eighty (180) days before such date that such party is electing not to extend the term of this Agreement (“Non-Renewal”). Anything herein to the contrary notwithstanding, if on the date of a Change in Control, the remaining term of this Agreement is less than twelve (12) months, the term of the Agreement shall be automatically extended to the end of the twelve month period following such Change in Control. References herein to the term of this Agreement shall include the initial term and any additional period for which this Agreement is extended.”

2. Section 6(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(e) If at any time during the period beginning on the Termination Date until the day preceding the Employee’s 65th birthday, Employee is not eligible for coverage under another employer’s medical, dental, and/or vision plan, Choice shall (only during such period(s) that Employee is not eligible for such coverage) provide Employee a monthly cash payment equivalent to the cost of insurance coverage reasonably equivalent to Choice’s then-current medical, dental, and/or vision plan for employee-only coverage less the premium amount paid by active employees of Choice for the same (or comparable) level of coverage under Choice’s medical, dental, and/or vision plan (the “Monthly Welfare Benefit Payment”). Employee shall have discretion in the use of the Monthly Welfare Benefit Payment and the Monthly Welfare Benefit Payment shall not be treated as a benefit under Choice’s medical, dental, and/or vision plan. In addition, to the circumstances described at the beginning of Section 6, Employee shall also be eligible for the Monthly Welfare Benefit Payment if Employee voluntarily terminates his employment for any reason other than death or Disability after December 31, 2027.”

3. Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

4. This Amendment shall be governed and construed in accordance with the laws of the State of Maryland, without effect of its conflict of laws principles.

5. The Agreement and this Amendment constitute the entire agreement of the parties concerning their subject matters. Each may only be modified by a written instrument signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above, intending to be legally bound.

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Patrick Cimerola
Patrick Cimerola, Chief Human Resources Officer

Employee:

/s/ Patrick Pacious
Patrick Pacious